Filed Pursuant to Rule 433
Registration Statement No. 333-227001

 February 29, 2020 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This presentation should not be distributed to or shown to anyone other than the intended audience. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com

February 29, 2020 Allocation History1 (over last 12 months) Determination Date Allocation Date Russell 2000 Futures Cash Index Performance * Benchmark Performance * February 14, 2020 February 19, 2020 100% 0% TBD** TBD** January 13, 2020 January 15, 2020 100% 0% 0.6% 0.7% December 16, 2019 December 18, 2019 100% 0% 1.1% 1.4% November 11, 2019 November 13, 2019 100% 0% 4.6% 4.7% October 14, 2019 October 16, 2019 0% 100% 0.1% 4.3% September 16, 2019 September 18, 2019 100% 0% -2.9% -2.6% August 12, 2019 August 14, 2019 0% 100% 0.2% 7.0% July 15, 2019 July 17, 2019 100% 0% -5.2% -5.3% June 17, 2019 June 19, 2019 0% 100% 0.2% -0.2% May 13, 2019 May 15, 2019 100% 0% 0.5% 0.6% April 15, 2019 April 17, 2019 100% 0% -1.0% -1.2% March 11, 2019 March 13, 2019 100% 0% 0.7% 0.9% 1 Determination Date was two business days prior to Allocation Date * Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (March 18, 2020) Allocation Snapshot (as of February 29, 2020) Characteristics Snapshot $75 $95 $115 $135 $155 $175 $195 Feb 16 Aug 16 Feb 17 Aug 17 Feb 18 Aug 18 Feb 19 Aug 19 Feb 20 IWM Price Characteristics Snapshot Page 2 of 4 As of Last Determination Date (February 14, 2020) Indicator Closing Level Tactical Trigger Small-Cap U.S. (IWM) 167.90 4.8% ABOVE 100 DMA As of Month End (February 29, 2020) Indicator Closing Level Distance from DMA Small-Cap U.S. (IWM) 146.33 -9.1% Date Last Next Determination February 14, 2020 March 16, 2020 Allocation February 19, 2020 March 18, 2020 Current Allocation 100% Equity (as of February 19, 2020) 100 DMA iShares Russell 2000 ETF (IWM) Characteristics Snapshot Page 2 of 4 As of Last Determination Date (February 14, 2020) Indicator Closing Level Tactical Trigger Small-Cap U.S. (IWM) 167.90 4.8% ABOVE 100 DMA As of Month End (February 29, 2020) Indicator Closing Level Distance from DMA Small-Cap U.S. (IWM) 146.33 -9.1% Date Last Next Determination February 14, 2020 March 16, 2020 Allocation February 19, 2020 March 18, 2020 Monthly Returns (%, as of February 29, 2020) Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2020 -3.2% -8.5% -11.5% 2019 0.2% 2.3% -2.1% 3.5% -7.8% 6.3% 1.8% -6.7% -2.8% 0.1% 2.1% 2.7% -1.3% 2018 2.7% -3.4% -3.5% 1.0% 6.0% 0.7% 1.7% 4.2% -2.4% -6.1% 0.2% 0.2% 0.6% 2017 0.2% 1.9% 0.1% -1.3% 1.2% 3.4% 0.8% -2.9% 4.8% 0.8% 2.9% -0.7% 11.7% 2016 0.0% 0.0% 0.0% 0.0% 2.3% 0.0% 6.1% 1.8% 1.2% -4.7% 11.2% 2.7% 21.9% 2015 -1.1% 6.1% 1.8% -2.6% 2.3% 0.9% -1.2% -3.0% 0.0% 0.0% 0.0% 0.0% 3.0% 2014 -2.8% 4.8% -0.6% -3.9% 0.0% 0.9% -6.2% 2.1% 0.0% 0.0% 1.2% 0.3% -4.5% Benchmark Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2020 -3.2% -8.4% -11.4% 2019 11.2% 5.2% -2.1% 3.4% -7.8% 7.1% 0.6% -4.9% 2.1% 2.6% 4.1% 2.9% 25.5% 2018 2.6% -3.9% 1.3% 0.9% 6.1% 0.7% 1.7% 4.3% -2.4% -10.9% 1.6% -11.9% -11.0% 2017 0.4% 1.9% 0.1% 1.1% -2.0% 3.5% 0.7% -1.3% 6.2% 0.9% 2.9% -0.4% 14.6% 2016 -8.8% 0.0% 8.0% 1.6% 2.3% -0.1% 6.0% 1.8% 1.1% -4.8% 11.2% 2.8% 21.3% 2015 -3.2% 5.9% 1.7% -2.6% 2.3% 0.7% -1.2% -6.3% -4.9% 5.6% 3.3% -5.0% -4.4% 2014 -2.8% 4.7% -0.7% -3.9% 0.8% 5.3% -6.1% 5.0% -6.0% 6.6% 0.1% 2.8% 4.9%

February 29, 2020 Summary of Index Methodology: RBC Small Cap US Tactical Equity Total Return Index Tactical Trigger – Determined 2 Trading Days Before Allocation 100-day Moving Average iShares Russell 2000 ETF (IWM)  Monthly Allocation – Is Tactical Trigger Bullish or Bearish?  Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger  E-mini Russell 2000 Future + Federal Funds Rate Federal Funds Rate  Bearish Tactical Trigger iShares Russell 2000 ETF Spot below the Tactical Trigger

 February 29, 2020 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This presentation should not be distributed to or shown to anyone other than the intended audience. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity. All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss. This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters. Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com